Exhibit (h.6)	Amendment to Credit Agreement between Heartland Group, Inc. and Brown Brothers Harriman & Co.

As of December 2, 201 3

Heartland Group, Inc.

789 North Water Street

Milwaukee, WI 53202

Attention: General Counsel

Ladies and Gentlemen:

Reference is made to a revolving line of credit in the amount not to exceed $25,000,000 in the aggregate (the "Line of Credit") made available by Brown Brothers Harriman & Co. ("BBH") to the Heartland Group, In c. (the "Company") on behalf of the Heartland Value Fund, Heartland Select Value Fund and Heartland Value Plus Fund (each a "Sub-Fund") (the Company acting on behalf of each Sub-Fund thereof, collectively, the "Borrowers") pursuant to a Credit Agreement dated as of December 21, 2004 executed by and among BBH and the Borrowers (as amended to date, the "Credit Agreement"). Obligations of the Borrowers arising under the Line of Credit are evidenced by a Revolving Credit Note in the principal amount of $25,000,000 dated December 2 1, 2004 and executed by the Borrowers in favor of BBH (the "Revolving Note"). Obligations of the Borrowers arising under the Line of Credit are secured by Collateral as defined in a Pledge and Security Agreement and Assignment of Account dated as of December 21, 2004 by and among BBH and the Borrowers (as amended to date, the "Pledge Agreement").

The Borrowers have requested and BBH has agreed to extend the Commitment Period (as defined in the Credit Agreement), provided that the Borrowers agree to certain amendments to the Credit Agreement. Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BBH and the Borrowers agree to modify the Credit Agreement as follows:

I.            Amendments to the Credit Agreement

1.               The definition of the "Termination Date" in Section I (I) of the Credit Agreement is hereby deleted in its entirety, and the following is substituted therefor:

"Termination Date": the date which is December 1, 2014 or such earlier date on which the Commitment shall terminate as provided herein."

2.               Heartland International Value Fund shall for all purposes constitute a "Sub- Fund" as such term i s used in the Credit Agreement, the Pledge Agreement, and each other Loan Document referred to therein.

Heartland Group, Inc.

As of December 2, 2013

Page Two

II.           Effectiveness to Amendment. This Amendment shall be effective upon receipt by the Lender of:

(a) a duly executed copy of this Amendment;

(b) a duly executed copy of the Amended and Restated Revolving Credit Note (the "Revolving Note");

(c) a certificate of good standing i ssued by the Secretary of State of the State of Maryland; and

(d) a Secretary 's Certificate in form and substance acceptable to the Lender.

III.          Miscellaneous

1.           All terms and provisions of the Credit Agreement as amended hereby, are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.           By signing below where indicated, the Borrowers each represent and warrant that each of the representations and warranties set forth in the Credit Agreement and/or the Pledge Agreement are true and correct and that no Default, Event of Default or breach of any Negative Covenant under the Credit Agreement and/or the Pledge Agreement exists and is continuing, each as of the date hereof.

3.           This letter, the Credit Agreement, the Revolving Note, the Pledge Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or current understandings and agreements, whether written or oral. This letter may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. This letter s hall be construed in accordance with the laws (other than conflict of laws principles) of the State of New York.

Please execute the enclosed copy of this letter and return the same to the undersigned.

BROWN BROTHERS HARRIMAN & CO.

By	/s/ Ann Hobati
Name:	Ann Hobati
Title:	Senior Vice President

Acknowledged and Agreed:

Heartland Group, Inc. on behalf of the Heartland Value Fund, Heartland Select Value Fund,

Heartland Value Plus Fund and Heartland International Value Fund

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	VP-Treasurer and Principal Accounting Officer
Date:	11/26/13

Heartland Group, Inc.

AMENDED AND RESTATED REVOLVING CREDIT NOTE

US$25,000,000	As of December 2, 2013
Milwaukee, Wisconsin

FOR VALUE RECEIVED, Heartland Group, Inc. on behalf of Heartland Value Fund, Heartland Select Value Fund, Heartland Value Plus Fund and Heartland International Value Fund hereby promises to pay to Brown Brothers Harriman & Co. (the "Bank") or order, at the office of the Bank at 140 Broadway, New York, New York 10005, on Maturity Date the principal amount Twenty Five Million Dollars and no/100 (U.S.$25,000,000), or such lesser amount as shall not have been prepaid, in immediately available funds, together with all unpaid Arrangement Fees, Documentation Fees and interest on the unpaid principal balance hereof. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement (as defined below). Interest shall be payable monthly in arrears on the first day of each month beginning on January 2013 at the rate per annum as described in the Agreement. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed, including holidays or other days on which the Bank is not open for the conduct of banking business. All Loans hereunder and all payments on account of principal and interest hereof shall be recorded by the Bank and prior to any transfer hereof, endorsed on Schedule I attached hereto and incorporated by reference herein. The entries on the records of the Bank (including any appearing on this A&R Note, as defined herein) shall be shall be prima facie evidence of amounts outstanding hereunder.

Overdue payments of principal (whether at stated maturity by acceleration or otherwise), and, to the extent permitted by law, overdue interest, shall bear interest, compounded monthly and payable on demand in immediately available funds, at a rate per annum equal to the Federal Funds Rate in effect from time to time and adjusted daily plus 300 basis points.

This Amended and Restated Revolving Credit Note (the "A&R Note") replaces in its entirety that certain Note dated as of December 21, 2004 (the "Original Note"), which was issued pursuant to the provisions of a Credit Agreement by and between the Borrower and the Bank dated as of even date therewith (herein, as the same may from time to time be amended, extended, superseded or replaced, the "Agreement"). This A&R Note is issued, and entitled to the benefits of, and is subject to, the Agreement, but, neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this A&R Note to pay the principal of and interest on this A&R Note as herein provided. Upon execution of this A&R Note by Borrower, the Bank will cancel the Original Note and return it to Borrower, and all disbursements under the Original Note will be deemed to be disbursed under this A&R Note.

This A&R Note may, from time to time, be secured by certain personal property of the Borrower.

In the case of a Default or an Event of Default by the Borrower with respect to a Sub-Fund shall occur, the aggregate unpaid principal and accrued interest on this A&R Note by the Borrower with respect to such Sub-Fund shall become or may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower may prepay all or any part of the principal of this A&R Note before the Maturity Date upon the terms provided in the Agreement.

In addition to any rights and remedies of the Bank provided by law, the Bank shall have the right, with prompt notice subsequent to the exercise of such rights but without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, securities, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Borrower. This right shall be in addition to any rights to the Bank may have in its capacity as custodian (whether by law, regulation, contract or otherwise).

The Borrower, makers and every endorser and guarantor hereof hereby waives presentment, demand, notice, protect and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that this A&R Note may be extended from time to time and that no such extension of other indulgence, and no substitution, release or surrender of collateral and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of the undersigned, or any endorser or guarantor. No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of laws provisions contained therein).

Heartland Group, Inc. on behalf of

Heartland Value Fund, Heartland Select Value Fund, Heartland Value Plus Fund, and Heartland International Value Fund, each a Sub-Fund thereof

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	VP-Treasurer and Principal Accounting Officer

SCHEDULE I

TO AMENDED AND RESTATED

REVOLVING CREDIT NOTE Dated

December 2, 2013

HEARTLAND GROUP, INC., TO THE BANK

Name of Sub-Fund	Amount	Amount of Principal	Outstanding Principal	Notation Made By	Amount Paid	Balance